Exhibit 10.1

MASTER LOAN AGREEMENT

THIS MASTER LOAN AGREEMENT is entered into as of January 13, 2010, between CoBANK, ACB (“CoBank”) and DAKOTA GROWERS PASTA COMPANY, INC., Carrington, North Dakota (the “Company”).

BACKGROUND

CoBank and the Company are parties to a Master Loan Agreement dated May 23, 2005, as amended (the “Existing Agreement”).  Pursuant to the terms of the Existing Agreement, the parties entered into one or more Supplements thereto.  CoBank and the Company now desire to amend and restate the Existing Agreement and to apply such new agreement to the existing Supplements, as well as any new Supplements that may be issued thereunder.  For that reason and for valuable consideration (the receipt and sufficiency of which are hereby acknowledged), CoBank and the Company hereby agree that the Existing Agreement shall be amended and restated to read as follows:

SECTION 1.         Supplements.  In the event the Company desires to borrow from CoBank and CoBank is willing to lend to the Company, or in the event CoBank and the Company desire to consolidate any existing loans hereunder, the parties will enter into a Supplement to this agreement (a “Supplement”).  Each Supplement will set forth the amount of the loan, the purpose of the loan, the interest rate or rate options applicable to that loan, the repayment terms of the loan, and any other terms and conditions applicable to that particular loan.  Each loan will be governed by the terms and conditions contained in this agreement and in the Supplement relating to the loan.  As of the date hereof, the following Supplements are outstanding hereunder and shall be governed by the terms and conditions hereof:  (A) the Statused Revolving Credit Supplement dated January 13, 2010 and numbered RIE539S01G; (B) the Non-Revolving Credit Supplement dated January 13, 2010 and numbered RIE539T05G; (C) the Multiple Advance Term Loan Supplement dated January 13, 2010 and numbered RIE539T06C; and (D) the Multiple Advance Term Loan Supplement dated January 13, 2010 and numbered RIE539T07B.

SECTION 2.         Availability.  Loans will be made available on any day on which CoBank and the Federal Reserve Banks are open for business upon the telephonic or written request of the Company.  Requests for loans must be received no later than 12:00 Noon Company’s local time on the date the loan is desired.  Loans will be made available by wire transfer of immediately available funds to such account or accounts as may be authorized by the Company.  The Company shall furnish to CoBank a duly completed and executed copy of a CoBank Delegation and Wire and Electronic Transfer Authorization Form, and CoBank shall be entitled to rely on (and shall incur no liability to the Company in acting on) any request or direction furnished in accordance with the terms thereof.

SECTION 3.         Repayment.  The Company’s obligation to repay each loan shall be evidenced by the promissory note set forth in the Supplement relating to that loan or by such replacement note as CoBank shall require.  CoBank shall maintain a record of all loans, the interest accrued thereon, and all payments made with respect thereto, and such record shall, absent proof of manifest error, be conclusive evidence of the outstanding principal and interest on the loans.  All payments shall be made by wire transfer of immediately available funds, by check, or by automated clearing house or other similar cash handling processes as specified by separate agreement between the Company and CoBank.  Wire transfers shall be made to ABA

No. 307088754 for advice to and credit of CoBank (or to such other account as CoBank may direct by notice).  The Company shall give CoBank telephonic notice no later than 12:00 Noon Company’s local time of its intent to pay by wire and funds received after 3:00 p.m. Company’s local time shall be credited on the next business day.  Checks shall be mailed to CoBank, Department 167, Denver, Colorado 80291-0167 (or to such other place as CoBank may direct by notice).  Credit for payment by check will not be given until the later of:  (A) the day on which CoBank receives immediately available funds; or (B) the next business day after receipt of the check.

SECTION 4.         Capitalization.  The Company agrees to acquire equity in CoBank in such amounts and at such times as CoBank may from time to time require in accordance with its Bylaws and Capital Plan (as each may be amended from time to time), except that the maximum amount of equity that the Company may be required to purchase in connection with a loan may not exceed the maximum amount permitted by the Bylaws at the time the Supplement relating to such loan is entered into or such loan is renewed or refinanced by CoBank.  The rights and obligations of the parties with respect to such equity and any patronage or other distributions made by CoBank shall be governed by CoBank’s Bylaws and Capital Plan (as each may be amended from time to time).

SECTION 5.         Security.  The Company’s obligations under this agreement, all Supplements (whenever executed), and all instruments and documents contemplated hereby or thereby, shall be secured by a statutory first lien on all equity which the Company may now own or hereafter acquire in CoBank.  In addition, the Company’s obligations under each Supplement (whenever executed) and this agreement shall be secured by a first lien (subject only to exceptions approved in writing by CoBank) pursuant to all security agreements, mortgages, and deeds of trust executed by the Company in favor of CoBank (including the St. Paul Bank for Cooperatives), whether now existing or hereafter entered into.  As additional security for those obligations:  (A) the Company agrees to grant to CoBank, by means of such instruments and documents as CoBank shall require a first priority lien on such of its other assets, whether now existing or hereafter acquired, as CoBank may from time to time require; and (B) the Company agrees to grant to CoBank, by means of such instruments and documents as CoBank shall require, a first priority lien on all realty which the Company may from time to time acquire after the date hereof.

SECTION 6.         Conditions Precedent.

(A)      Conditions to Initial Supplement.  CoBank’s obligation to extend credit under the initial Supplement hereto is subject to the conditions precedent that CoBank receive, in form and content satisfactory to CoBank, each of the following:

This Agreement, Etc.  A duly executed copy of this agreement and all instruments and documents contemplated hereby.

(B)      Conditions to Each Supplement.  CoBank’s obligation to extend credit under each Supplement, including the initial Supplement, is subject to the conditions precedent that CoBank receive, in form and content satisfactory to CoBank, each of the following:

(1)       Supplement.  A duly executed copy of the Supplement and all instruments and documents contemplated thereby.

(2)       Evidence of Authority.  Such certified board resolutions, certificates of incumbency, and other evidence that CoBank may require that the Supplement, all instruments and documents executed in connection therewith, and, in the case of initial Supplement hereto, this agreement and all instruments and documents executed in connection herewith, have been duly authorized and executed.

(3)       Fees and Other Charges.  All fees and other charges provided for herein or in the Supplement.

(4)       Evidence of Perfection, Etc.  Such evidence as CoBank may require that CoBank has a duly perfected first priority lien on all security for the Company’s obligations, and that the Company is in compliance with Section 8(D) hereof.

(C)      Conditions to Each Loan.  CoBank’s obligation under each Supplement to make any loan to the Company thereunder is subject to the condition that no “Event of Default” (as defined in Section 11 hereof) or event which with the giving of notice and/or the passage of time would become an Event of Default hereunder (a “Potential Default”), shall have occurred and be continuing.

SECTION 7.         Representations and Warranties.

(A)      This Agreement.  The Company represents and warrants to CoBank that as of the date of this agreement:

(1)       Compliance.  The Company and, to the extent contemplated hereunder, each “Subsidiary” (as defined below), is in compliance with all of the terms of this agreement, and no Event of Default or Potential Default exists hereunder.

(2)       Subsidiaries.  The Company has the following “Subsidiary(ies) (as defined below):  (1) Primo Piatto, Inc.; and (2) DNA Dreamfields Company, LLC.  For purposes hereof, a “Subsidiary” shall mean a corporation of which shares of stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation are owned, directly or indirectly, by the Company.

(B)      Each Supplement.  The execution by the Company of each Supplement hereto shall constitute a representation and warranty to CoBank that:

(1)       Applications.  Each representation and warranty and all information set forth in any application or other documents submitted in connection with, or to induce CoBank to enter into, such Supplement, is correct in all material respects as of the date of the Supplement.

(2)       Conflicting Agreements, Etc.  This agreement, the Supplements, and all security and other instruments and documents relating hereto and thereto (collectively, at any time, the “Loan Documents”), do not conflict with, or require the consent of any party to, any other agreement to which the Company is a party or by which it or its property may be bound or affected, and do not conflict with any provision of the Company’s bylaws, articles of incorporation, or other organizational documents.

(3)       Compliance.  The Company and, to the extent contemplated hereunder, each Subsidiary, is in compliance with all of the terms of the Loan Documents (including, without limitation, Section 8(A) of this agreement on eligibility to borrow from CoBank).

(4)       Binding Agreement.  The Loan Documents create legal, valid, and binding obligations of the Company which are enforceable in accordance with their terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, or similar laws affecting creditors’ rights generally.

SECTION 8.         Affirmative Covenants.  Unless otherwise agreed to in writing by CoBank while this agreement is in effect, the Company agrees to and with respect to Subsections 8(B) through 8(G) hereof, agrees to cause each Subsidiary to:

(A)      Eligibility.  Maintain its status as an entity eligible to borrow from CoBank.

(B)      Corporate Existence, Licenses, Etc.  (1) Preserve and keep in full force and effect its existence and good standing in the jurisdiction of its incorporation or formation; (2) qualify and remain qualified to transact business in all jurisdictions where such qualification is required; and (3) obtain and maintain all licenses, certificates, permits, authorizations, approvals, and the like which are material to the conduct of its business or required by law, rule, regulation, ordinance, code, order, and the like (collectively, “Laws”).

(C)      Compliance with Laws.  Comply in all material respects with all applicable Laws, including, without limitation, all Laws relating to environmental protection and any patron or member investment program that it may have.  In addition, the Company agrees to cause all persons occupying or present on any of its properties, and to cause each Subsidiary to cause all persons occupying or present on any of its properties, to comply in all material respects with all environmental protection Laws.

(D)      Insurance.  Maintain insurance with insurance companies or associations acceptable to CoBank in such amounts and covering such risks as are usually carried by companies engaged in the same or similar business and similarly situated, and make such increases in the type or amount of coverage as CoBank may request.  All such policies insuring any collateral for the Company’s obligations to CoBank shall have mortgagee or lender loss payable clauses or endorsements in form and content acceptable to CoBank.  At CoBank’s request, all policies (or such other proof of compliance with this Subsection as may be satisfactory to CoBank) shall be delivered to CoBank.

(E)       Property Maintenance.  Maintain all of its property that is necessary to or useful in the proper conduct of its business in good working condition, ordinary wear and tear excepted.

(F)       Books and Records.  Keep adequate records and books of account in which complete entries will be made in accordance with generally accepted accounting principles (“GAAP”) consistently applied.

(G)      Inspection.  Permit CoBank or its agents, upon reasonable notice and during normal business hours or at such other times as the parties may agree, to examine its properties, books, and records, and to discuss its affairs, finances, and accounts, with its respective officers, directors, employees, and independent certified public accountants.

(H)      Reports and Notices.  Furnish to CoBank:

(1)       Annual Financial Statements.  As soon as available, but in no event more than 120 days after the end of each fiscal year of the Company occurring during the term hereof, annual consolidated and consolidating financial statements of the Company and its consolidated Subsidiaries, if any, prepared in accordance with GAAP consistently applied.  Such financial statements shall:  (a) be audited by independent certified public accountants selected by the Company and acceptable to CoBank; (b) be accompanied by a report of such accountants containing an opinion thereon acceptable to CoBank; (c) be prepared in reasonable detail and in comparative form; and (d) include a balance sheet, a statement of income, a statement of retained earnings, a statement of cash flows, and all notes and schedules relating thereto.

(2)       Interim Financial Statements.  As soon as available, but in no event more than 50 days after the end of each month (other than the last month in each fiscal year of the Company), a consolidated balance sheet of the Company and its consolidated Subsidiaries, if any, as of the end of such month, a consolidated statement of income for the Company and its consolidated Subsidiaries, if any, for such period and for the period year to date, and such other interim statements as CoBank may specifically request, all prepared in reasonable detail and in comparative form in accordance with GAAP consistently applied and, if required by written notice from CoBank, certified by an authorized officer or employee of the Company acceptable to CoBank.

(3)       Notice of Default.  Promptly after becoming aware thereof, notice of the occurrence of an Event of Default or a Potential Default.

(4)       Notice of Non-Environmental Litigation.  Promptly after the commencement thereof, notice of the commencement of all actions, suits, or proceedings before any court, arbitrator, or governmental department, commission, board, bureau, agency, or instrumentality affecting the Company or any Subsidiary which, if determined adversely to the Company or any such Subsidiary, could have a material adverse effect on the financial condition, properties, profits, or operations of the Company or any such Subsidiary.

(5)       Notice of Environmental Litigation, Etc.  Promptly after receipt thereof, notice of the receipt of all pleadings, orders, complaints, indictments, or any other communication alleging a condition that may require the Company or any Subsidiary to undertake or to contribute to a cleanup or other response under environmental Laws, or which seek penalties, damages, injunctive relief, or criminal sanctions related to alleged violations of such Laws, or which claim personal injury or property damage to any person as a result of environmental factors or conditions.

(6)       Bylaws and Articles.  Promptly after any change in the Company’s bylaws or articles of incorporation (or like documents), copies of all such changes, certified by the Company’s Secretary.

(7)       Compliance Certificates.  Together with each set of financial statements furnished to CoBank pursuant to Subsection (H)(2) hereof for a period corresponding to a period for which one or more of the financial covenants set forth in Section 10 hereof are required to be tested, a certificate of an officer or employee of the Company acceptable to CoBank setting forth calculations showing compliance with each of the financial covenants that require compliance at the end of the period for which the statements are being furnished.

(8)       Budgets.  As soon as available, but in no event more than 90 days after the end of any fiscal year of the Company occurring during the term hereof, copies of the Company’s board-approved annual budgets and forecasts of operations and capital expenditures.

(9)       Other Information.  Such other information regarding the condition or operations, financial or otherwise, of the Company or any Subsidiary as CoBank may from time to time reasonably request, including but not limited to copies of all pleadings, notices, and communications referred to in Subsections 8(H)(4) and (5) above.

(I)        Company Post-Closing Property Search, Mortgage and Title Policy.

(1)       On or before February 28, 2010, provide CoBank with:

(a)       a property search for Company-owned property in Foster County, North Dakota (the “Foster County Property”); and

(b)       a property search for Company-owned property in Hennepin County, Minnesota (the “Hennepin County Property”).

(2)       On or before March 31, 2010, provide CoBank with:

(a)       new or amended mortgage(s) or deed(s) of trust in the face amount of $76,000,000.00 granting to CoBank a first lien (subject only to exceptions approved in writing by CoBank) on the Foster County Property; and

(b)       new or amended mortgage(s) or deed(s) of trust in the face amount of $26,000,000.00 granting to CoBank a first lien (subject only to exceptions approved in writing by CoBank) on the Hennepin County Property.

(c)       a title commitment from a title insurance company acceptable to CoBank to issue an ALTA lender’s policy of title insurance in the face amount of $30,000,000.00 insuring the Company mortgage(s) or deed(s) of trust to CoBank as first priority lien(s) on the Foster County Property, subject only to exceptions approved in writing by CoBank.

(d)       a title commitment from a title insurance company acceptable to CoBank to issue an ALTA lender’s policy of title insurance in the face amount of $26,000,000.00 insuring the Company mortgage(s) or deed(s) of trust to CoBank as first priority lien(s) on the Hennepin County Property, subject only to exceptions approved in writing by CoBank.

(3)       CoBank agrees to pay 100% of the cost of such property searches, commitments, and policies, together with such endorsements as may be reasonably requested by CoBank.  The Company agrees that if, for any reason, a final lender’s policy is not issued to CoBank by June 30, 2010, or such later date as may be agreeable to CoBank, then an “Event of Default” shall be deemed to have occurred under this agreement.

SECTION 9.         Negative Covenants.  Unless otherwise agreed to in writing by CoBank, while this agreement is in effect the Company will not and will not permit its Subsidiaries to:

(A)      Borrowings.  Create, incur, assume, or allow to exist, directly or indirectly, any indebtedness or liability for borrowed money (including trade or bankers’ acceptances), letters of credit, or the deferred purchase price of property or services (including capitalized leases), except for:  (1) debt to CoBank; (2) accounts payable to trade creditors incurred in the ordinary course of business; (3) current operating liabilities (other than for borrowed money) incurred in the ordinary course of business; (4) debt of the Company to Massachusetts Mutual Life Insurance Company, Baystate Health Systems, Inc., C.M. Life Insurance Company, Security Mutual Life Insurance Company of Lincoln, Nebraska; and Canada Life Assurance Company; or their successors in an amount not to exceed $23,500,000.00, and all extensions, renewals, and refinancings thereof; (5) purchase money indebtedness for real property, plant, and equipment, provided that such indebtedness does not exceed 100% of the purchase price of the asset(s) being acquired and such indebtedness does not exceed, in the aggregate, $1,000,000.00 at any one time outstanding; and (6) capitalized leases existing on the date hereof.

(B)      Liens.  Create, incur, assume, or allow to exist any mortgage, deed of trust, pledge, lien (including the lien of an attachment, judgment, or execution), security interest, or other encumbrance of any kind upon any of its property, real or personal (collectively, “Liens”).  The forgoing restrictions shall not apply to:  (1) Liens in favor of CoBank; (2) Liens for taxes, assessments, or governmental charges that are not past due; (3) Liens and deposits under workers’ compensation, unemployment insurance, and social security Laws; (4) Liens and deposits to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), and like obligations arising in the ordinary course of business as conducted on the date hereof; (5) Liens imposed by Law in favor of mechanics, materialmen, warehousemen, and like persons that secure obligations that are not past due; (6) easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto; (7) Liens existing on the date hereof in favor of Massachusetts Mutual Life Insurance Company, Baystate Health Systems, Inc., C.M. Life Insurance Company, Security Mutual Life Insurance Company of Lincoln, Nebraska, and Canada Life Assurance Company; or their successors to secure indebtedness permitted hereunder; and (8) purchase money security interests on real property, plant and equipment, provided that the Lien attaches only to the property being financed and fixed improvement thereon, the Lien attaches at or about the time the property is acquired, and the debt secured by such Lien is permitted under the terms of this agreement.

(C)      Mergers, Acquisitions, Etc.  Merge or consolidate with any other entity or acquire all or a material part of the assets of any person or entity, or form or create any new Subsidiary or affiliate, or commence operations under any other name, organization, or entity, including any joint venture.

(D)      Transfer of Assets.  Sell, transfer, lease, or otherwise dispose of any of its assets, except in the ordinary course of business.

(E)       Loans and Investments.  Make any loan or advance to any person or entity, or purchase any capital stock, obligations or other securities of, make any capital contribution to, or otherwise invest in any person or entity, or form or create any partnerships or joint ventures except:  (1) trade credit extended in the ordinary course of business; (2) loans and investments by the Company in the stock or other equities of DNA Dreamfields Company, LLC; (3) loans and investments by the Company in the stock and other equities of Primo Piatto, Inc.; and (4) other loans and investments in an aggregate principal amount not to exceed, at any one time outstanding, $1,000,000.00.

(F)       Contingent Liabilities.  Assume, guarantee, become liable as a surety, endorse, contingently agree to purchase, or otherwise be or become liable, directly or indirectly (including, but not limited to, by means of a maintenance agreement, an asset or stock purchase agreement, or any other agreement designed to ensure any creditor against loss), for or on account of the obligation of any person or entity, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Company’s business.

(G)      Change in Business.  Engage in any business activities or operations substantially different from or unrelated to the Company’s present business activities or operations.

(H)      Dividends, Etc.  Intentionally Omitted.

SECTION 10.       Financial Covenants.  Unless otherwise agreed to in writing, while this agreement is in effect:

(A)      Current Ratio.  The Company and its consolidated Subsidiaries will have at the end of each fiscal quarter of the Company a ratio of consolidated current assets to consolidated current liabilities (both as determined in accordance with GAAP consistently applied) of not less than 1.20 to 1.

(B)      Maximum Total Debt to EBITDA.  The Company and its consolidated Subsidiaries will have at the end of each fiscal quarter of the Company a “Total Debt to EBITDA” ratio of not greater than 4.25 to 1.  For purposes hereof:  (1) Total Debt” shall mean the sum of:  (a) all indebtedness, obligations and liabilities of the Company with respect to borrowed money (including the issuance of debt securities), (b) all guaranties, endorsements and other contingent obligations of the Company with respect to indebtedness arising from money borrowed by others, (c) all reimbursement and other obligations with respect to letters of credit, bankers acceptances, customer advances, and other extensions of credit whether or not representing obligations for borrowed money, (d) the aggregate of the principal components of all leases and other agreements for the use, acquisitions retention of real or personal property which are required to be capitalized under GAAP, (e) all indebtedness, obligations and liabilities representing the deferred purchase price of property or services, (f) all indebtedness secured by a lien of the Property of the Company, whether or not the Company has assumed or become liable for the payment of such indebtedness, and (g) all obligations of the Company under any agreement providing for an interest rate swap, cap, and floor, contingent participation or other hedging mechanisms with respect to interest payable on any of the items described above; and (2) “EBITDA” shall mean:  (a) net income before provision for incomes taxes for the preceding four fiscal quarter period ending on such date (the “Four Quarter Period”), plus (b) interest expense, including without limitation, implicit interest expense on capitalized leases for the Four Quarter Period, plus (c) depreciation expense, amortization expense, and similar noncash charges for the Four Quarter Period, plus (d) any extraordinary, unusual or non-recurring losses or charges for the Four Quarter Period, minus (e) any gain associated with the sale or write-down of assets for the Four Quarter Period, minus (f) any gain from discontinuance of operations for the Four Quarter Period, minus (g) any extraordinary, unusual or non-recurring gains or credits for the Four Quarter period (all a determined in accordance with GAAP consistently applied).

(C)      Minimum Fixed Charge Coverage Ratio.  The Company and its consolidated subsidiaries, if any, will have at the end of each fiscal quarter ending during the period of the Company, a “Minimum Fixed Charge Coverage Ratio” (as defined below)  of not less than 1.15 to 1.  For purposes hereof, the term “Minimum Fixed Charge Coverage Ratio” shall mean the ratio of:  (1) EBITDA (as defined above) for the Four Quarter Period (as defined above), minus capital expenditures (excluding capitalized expenses) not funded by debt for the Four Quarter Period, minus stock repurchases for the Four Quarter Period, minus equity retirements and dividends declared during the Four Quarter Period; to (2) interest expense for the Four Quarter Period, plus the sum of all scheduled principal payments made in respect of the long term debt for the Four Quarter Period.

(D)      Minimum Tangible Net Worth.  The Company and its consolidated Subsidiaries will maintain at the end of each fiscal quarter of the Company an excess of consolidated “Tangible Assets” (as defined below) over consolidated total liabilities (as determined in accordance with GAAP consistently applied) of not less than the sum of:  (1) $25,000,000.00, plus (2) 30% of cumulative net income of the Company and its consolidated subsidiaries beginning with consolidated net income for fiscal year ending July 31, 2007 and accumulating thereafter with consolidated net income at all subsequent fiscal year ends, plus (3) 100% of all contributed capital received by the Company and its consolidated subsidiaries.  For purposes hereof, “Tangible Assets” shall mean all assets (as determined in accordance with GAAP consistently applied) less all assets which would be classified as intangible assets under GAAP (including, but not limited to, goodwill, patents, trademarks, trade names, copyrights, and franchises).  In addition, for purposes of subsection (2) above, “net income” shall not include any net loss, such that, in the event of a net loss at any fiscal year end, such net loss shall not reduce the cumulative net income.

SECTION 11.       Events of Default.  Each of the following shall constitute an “Event of Default” under this agreement:

(A)      Payment Default.  The Company should fail to make any payment to, or to purchase any equity in, CoBank when due.

(B)      Representations and Warranties.  Any representation or warranty made or deemed made by the Company herein or in any Supplement, application, agreement, certificate, or other document related to or furnished in connection with this agreement or any Supplement, shall prove to have been false or misleading in any material respect on or as of the date made or deemed made.

(C)      Certain Affirmative Covenants.  The Company or, to the extent required hereunder, any Subsidiary should fail to perform or comply with Sections 8(A) through 8(H)(2), 8(H)(6)-(8), or any reporting covenant set forth in any Supplement hereto, and such failure continues for 15 days after written notice thereof shall have been delivered by CoBank to the Company.

(D)      Other Covenants and Agreements.  The Company or, to the extent required hereunder, any Subsidiary should fail to perform or comply with any other covenant or agreement contained herein or in any other Loan Document or shall use the proceeds of any loan for an unauthorized purpose.

(E)       Cross-Default.  The Company should, after any applicable grace period, breach or be in default under the terms of any other agreement between the Company and CoBank, or between the Company and any affiliate of CoBank, including without limitation Farm Credit Leasing Services Corporation.

(F)       Other Indebtedness.  The Company or any Subsidiary should fail to pay when due any indebtedness to any other person or entity for borrowed money or any long-term obligation for the deferred purchase price of property (including any capitalized lease), or any other event occurs which, under any agreement or instrument relating to such indebtedness or obligation, has the effect of accelerating or permitting the acceleration of such indebtedness or obligation, whether or not such indebtedness or obligation is actually accelerated or the right to accelerate is conditioned on the giving of notice, the passage of time, or otherwise.

(G)      Judgments.  A judgment, decree, or order for the payment of money shall be rendered against the Company or any Subsidiary and either:  (1) enforcement proceedings shall have been commenced; (2) a Lien prohibited under Section 9(B) hereof shall have been obtained; or (3) such judgment, decree, or order shall continue unsatisfied and in effect for a period of 20 consecutive days without being vacated, discharged, satisfied, or stayed pending appeal.

(H)      Insolvency, Etc.  The Company or any Subsidiary shall:  (1) become insolvent or shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they come due; or (2) suspend its business operations or a material part thereof or make an assignment for the benefit of creditors; or (3) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, or other custodian for it or any of its property or, in the absence of such application, consent, or acquiescence, a trustee, receiver, or other custodian is so appointed; or (4) commence or have commenced against it any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation Law of any jurisdiction.

(I)        Material Adverse Change.  Any material adverse change occurs, as reasonably determined by CoBank, in the Company’s financial condition, results of operation, or ability to perform its obligations hereunder or under any instrument or document contemplated hereby.

(J)       Revocation of Guaranty.  Any guaranty, suretyship, subordination agreement, maintenance agreement, or other agreement furnished in connection with the Company’s obligations hereunder and under any Supplement shall, at any time, cease to be in full force and effect, or shall be revoked or declared null and void, or the validity or enforceability thereof shall be contested by the guarantor, surety or other maker thereof (the “Guarantor”), or the Guarantor shall deny any further liability or obligation thereunder, or shall fail to perform its obligations thereunder, or any representation or warranty set forth therein shall be breached, or the Guarantor shall breach or be in default under the terms of any other agreement with CoBank (including any loan agreement or security agreement), or a default set forth in Subsections (F) through (H) hereof shall occur with respect to the Guarantor.

SECTION 12.       Remedies.  Upon the occurrence and during the continuance of an Event of Default or any Potential Default, CoBank shall have no obligation to continue to extend credit to the Company and may discontinue doing so at any time without prior notice.  For all purposes hereof, the term “Potential Default” means the occurrence of any event which, with the passage of time or the giving of notice or both would become an Event of Default.  In addition, upon the occurrence and during the continuance of any Event of Default, CoBank may, upon notice to the Company, terminate any commitment and declare the entire unpaid principal balance of the loans, all accrued interest thereon, and all other amounts payable under this agreement, all Supplements, and the other Loan Documents to be immediately due and payable.  Upon such a declaration, the unpaid principal balance of the loans and all such other amounts shall become immediately due and payable, without protest, presentment, demand, or further notice of any kind, all of which are hereby expressly waived by the Company.  In addition, upon such an acceleration:

(A)      Enforcement.  CoBank may proceed to protect, exercise, and enforce such rights and remedies as may be provided by this agreement, any other Loan Document or under Law.  Each and every one of such rights and remedies shall be cumulative and may be exercised from time to time, and no failure on the part of CoBank to exercise, and no delay in exercising, any right or remedy shall operate as a waiver thereof, and no single or partial exercise of any right or remedy shall preclude any other or future exercise thereof, or the exercise of any other right.  Without limiting the foregoing, CoBank may hold and/or set off and apply against the Company’s obligation to CoBank the proceeds of any equity in CoBank, any cash collateral held by CoBank, or any balances held by CoBank for the Company’s account (whether or not such balances are then due).

(B)      Application of Funds.  CoBank may apply all payments received by it to the Company’s obligations to CoBank in such order and manner as CoBank may elect in its sole discretion.

In addition to the rights and remedies set forth above:  (1) upon the occurrence and during the continuance of an Event of Default, then at CoBank’s option in each instance, the entire indebtedness outstanding hereunder and under all Supplements shall bear interest from the date of such Event of Default until such Event of Default shall have been waived or cured in a manner satisfactory to CoBank at 4.00% per annum in excess of the rate(s) of interest that would otherwise be in effect on that loan; and (2) after the maturity of any loan (whether as a result of acceleration or otherwise), the unpaid principal balance of such loan (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at 4.00% per annum in excess of the rate(s) of interest that would otherwise be in effect on that loan.  All interest provided for herein shall be payable on demand and shall be calculated on the basis of a year consisting of 360 days.

SECTION 13.       Broken Funding Surcharge.  Notwithstanding any provision contained in any Supplement giving the Company the right to repay any loan prior to the date it would otherwise be due and payable, the Company agrees to provide three Business Days’ prior written notice for any prepayment of a fixed rate balance and that in the event it repays any fixed rate balance prior to its scheduled due date or prior to the last day of the fixed rate period applicable thereto (whether such payment is made voluntarily, as a result of an acceleration, or otherwise), the Company will pay to CoBank a surcharge in an amount equal to the greater of:  (A) an amount which would result in CoBank being made whole (on a present value basis) for the actual or imputed funding losses incurred by CoBank as a result thereof; or (B) $300.00.  Notwithstanding the foregoing, in the event any fixed rate balance is repaid as a result of the Company refinancing the loan with another lender or by other means, then in lieu of the foregoing, the Company shall pay to CoBank a surcharge in an amount sufficient (on a present value basis) to enable CoBank to maintain the yield it would have earned during the fixed rate period on the amount repaid.  Such surcharges will be calculated in accordance with methodology established by CoBank (a copy of which will be made available to the Company upon request).

SECTION 14.       Complete Agreement, Amendments.  This agreement, all Supplements, and all other instruments and documents contemplated hereby and thereby, are intended by the parties to be a complete and final expression of their agreement.  No amendment, modification, or waiver of any provision hereof or thereof, and no consent to any departure by the Company herefrom or therefrom, shall be effective unless approved by CoBank and contained in a writing signed by or on behalf of CoBank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  In the event this agreement is amended or restated, each such amendment or restatement shall be applicable to all Supplements hereto.

SECTION 15.       Other Types of Credit.  From time to time, CoBank may issue letters of credit or extend other types of credit to or for the account of the Company.  In the event the parties desire to do so under the terms of this agreement, such extensions of credit may be set forth in any Supplement hereto and this agreement shall be applicable thereto.

SECTION 16.       Applicable Law.  Without giving effect to the principles of conflict of laws and except to the extent governed by federal law, the Laws of the State of Colorado, without reference to choice of law doctrine, shall govern this agreement, each Supplement and any other Loan Documents for which Colorado is specified as the applicable law, and all disputes and matters between the parties to this agreement, including all disputes and matters whatsoever arising under, in connection with or incident to the lending and/or leasing or other business relationship between the parties, and the rights and obligations of the parties to this agreement or any other Loan Documents by and between the parties for which Colorado is specified as the applicable law.

SECTION 17.       Notices.  All notices hereunder shall be in writing and shall be deemed to be duly given upon delivery if personally delivered or sent by telegram or facsimile transmission, or three days after mailing if sent by express, certified or registered mail, to the parties at the following addresses (or such other address for a party as shall be specified by like notice):

If to CoBank, as follows:	If to the Company, as follows:

For general correspondence purposes:	Dakota Growers Pasta Company, Inc.
P.O. Box 5110	One Pasta Avenue
Denver, Colorado 80217-5110	Carrington, North Dakota 58421-0021

For direct delivery purposes, when desired:
5500 South Quebec Street
Greenwood Village, Colorado 80111-1914

Attention: Credit Information Services	Attention: CFO
Fax No.: (303) 224-6101	Fax No.: (701) 652-3734

SECTION 18.       Taxes and Expenses.  To the extent allowed by law, the Company agrees to pay all reasonable out-of-pocket costs and expenses (including the fees and expenses of counsel retained or employed by CoBank) incurred by CoBank and any participants from CoBank in connection with the origination, administration, collection, and enforcement of this agreement and the other Loan Documents, including, without limitation, all costs and expenses incurred in perfecting, maintaining, determining the priority of, and releasing any security for the Company’s obligations to CoBank, and any stamp, intangible, transfer, or like tax payable in connection with this agreement or any other Loan Document.

SECTION 19.       Effectiveness and Severability.  This agreement shall continue in effect until:  (A) all indebtedness and obligations of the Company under this agreement, all Supplements, and all other Loan Documents shall have been paid or satisfied; (B) CoBank has no commitment to extend credit to or for the account of the Company under any Supplement; and (C) either party sends written notice to the other terminating this agreement.  Any provision of this agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof.

SECTION 20.       Successors and Assigns.  This agreement, each Supplement, and the other Loan Documents shall be binding upon and inure to the benefit of the Company and CoBank and their respective successors and assigns, except that the Company may not assign or transfer its rights or obligations under this agreement, any Supplement or any other Loan Document without the prior written consent of CoBank.

SECTION 21.       Participations, Etc.  From time to time, CoBank may sell to one or more banks, financial institutions, or other lenders a participation in one or more of the loans or other extensions of credit made pursuant to this agreement.  However, no such participation shall relieve CoBank of any commitment made to the Company hereunder.  In connection with the foregoing, CoBank may disclose information concerning the Company and its Subsidiaries, if any, to any participant or prospective participant, provided that such participant or prospective participant agrees to keep such information confidential.  Patronage distributions in the event of a sale of a participation interest shall be governed by CoBank’s Bylaws and Capital Plan (as each may be amended from time to time).  A sale of a participation interest may include certain voting rights of the participants regarding the loans hereunder (including without limitation the administration, servicing, and enforcement thereof).  CoBank agrees to give written notification to the Company of any sale of a participation interest.

SECTION 22.       Agency and Intercreditor Agreement.  The Company acknowledges that all loans made by CoBank to the Company are subject to the terms of an Agency and Intercreditor Agreement dated as of July 15, 1998, by and between CoBank (under the name of its predecessor, St. Paul Bank for Cooperatives), Massachusetts Mutual Life Insurance Company, MML Bay State Life Insurance Company, C. M. Life Insurance Company, Security Mutual Life Insurance Company of Lincoln, Nebraska, and Canada Life Assurance Company (referred to collectively as the “Lenders”).  The Company hereby reaffirms and consents to the terms thereof.

IN WITNESS WHEREOF, the parties have caused this agreement to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB	DAKOTA GROWERS PASTA COMPANY, INC.

By:	By:	/s/ Edward Irion

Title:	Title:	CFO